UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2016
First Business Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-34095	39-1576570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
401 Charmany Drive
Madison, Wisconsin 53719
(Address of principal executive offices) (Zip code)
(608) 238-8008
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 29, 2016, First Business Bank (the “Bank”), a wholly owned subsidiary of First Business Financial Services, Inc. (the “Company”), entered into an amendment to its employment agreement with Corey Chambas, the Company’s President and Chief Executive Officer. The amendment eliminated Mr. Chambas’s right to receive a severance payment if he voluntarily resigns his employment during the three months following a Change in Control (as defined in the employment agreement), which is commonly referred to as a “modified single trigger” provision.
In addition, the amendment modified the constructive discharge provisions of the employment agreement to more closely reflect safe harbor provisions under applicable U.S. Treasury regulations. In particular, if there is a Change in Control followed by either (i) a material diminution in his salary, bonus or other compensation, (ii) a material diminution in his authority, duties or responsibilities, (iii) a requirement that he report to anyone other than the board of directors, (iv) a material diminution in the budget over which he retains authority, (v) a relocation of his primary office location to a new location that is more than 30 miles away from the current office location, or (vi) a material breach of the employment agreement by the Bank (or any successor thereto), then, in each case, Mr. Chambas will be entitled to receive a cash severance payment if he resigns within 90 days after such triggering event and within two years after the applicable Change in Control, subject to certain notice requirements and cure rights.
The foregoing description of the amendment is qualified in its entirety by reference to the full text of the amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	First Amendment of Agreement, dated as of December 29, 2016, by and between First Business Bank and Corey Chambas

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2017	FIRST BUSINESS FINANCIAL SERVICES, INC.

By:	/s/ Barbara M. Conley

Name:	Barbara M. Conley

Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment of Agreement, dated as of December 29, 2016, by and between First Business Bank and Corey Chambas